Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

Scotts Miracle-Gro Closes on $2.15 Billion Credit Facility;
Extends Deadline for Modified “Dutch Auction” Tender Offer
MARYSVILLE, Ohio (February 7, 2007) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that it has entered into a new $2.15 billion senior secured credit facility. As a result, the Company has satisfied the financing condition set forth in the Offer to Purchase dated January 10, 2007, as amended, with respect to the Company’s modified “Dutch auction” tender offer to purchase up to 4.5 million of its common shares.
The new facility replaces the Company’s previous $1.05 billion credit facility. The Company will use proceeds from the new facility to repurchase up to $200 million aggregate principal amount of its 6.625 percent senior subordinated notes due 2013 pursuant to its previously announced tender offer and consent solicitation. The Company will also use proceeds from the new facility to fund the previously announced recapitalization plan to return $750 million to shareholders through the modified Dutch auction tender offer and, subject to approval from the Board of Directors, a special one-time cash dividend of at least $500 million.
“By entering into this new facility, and upon completion of our recapitalization plan, we believe that we will have created a more optimal capital structure that will allow us to continue to fund the growth needs of our business — including new growth opportunities — while also providing a significant, direct return of cash to shareholders,” said Dave Evans, chief financial officer. “Our efforts reflect a high level of confidence in our continued success and an ongoing commitment to enhance shareholder value.”
In connection with the execution of the new credit facility and the satisfaction of the financing condition to the modified Dutch auction tender offer, the Company has extended the expiration time of the tender offer to purchase up to 4,504,504 of its common shares at a purchase price of not less than $48.50 per share nor greater than $55.50 per share from 12:00 midnight, New York City time, on Thursday, February 8, 2007, to 12:00 midnight, New York City time, on Wednesday, February 14, 2007, unless further extended by the Company.

Tender offer statement
This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares have been included in the offer to purchase, the letter of transmittal and related materials, which have been mailed to eligible shareholders. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials because they will contain important information. Shareholders may obtain free copies of the offer to purchase and other related materials that have been filed by the company with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Shareholders also may obtain a copy of these documents, free of charge, from D.F. King & Co., Inc., the Company’s information agent in connection with the offer, by calling toll-free 800-714-3312 (bankers and brokers can call collect at 212-269-5550). Shareholders are urged to read carefully these materials prior to making any decisions with respect to the tender offer.

About Scotts Miracle-Gro
With $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
937-578-5622